EXHIBIT 10.4

2000 MOLEX LONG-TERM STOCK PLAN
(as amended and restated)

THE 2000 MOLEX LONG-TERM STOCK PLAN
(As of October 26, 2007)
ARTICLE I.    GENERAL
1.1     Name of Plan. The name of the plan described in detail herein shall be The 2000 Molex Long-Term Stock Plan (the “Plan”).
1.2     Purpose. The purpose of the Plan is to reward and induce certain designated key management employees to remain in the employ of Molex Incorporated, a Delaware corporation (the “Company”), and any of its subsidiaries, and to encourage such employees to secure or increase their stock ownership in the Company through the grant of stock options and restricted stock (which can include performance-based restricted stock) (the “Awards”). The Company believes the Plan will promote continuity of management and increase incentive and personal interest in the welfare of the Company by those who are primarily responsible for shaping, carrying out the long-range plans of the Company and securing its continued growth and financial success.
1.3     Eligibility. Executive officers of the Company, as such are designated by the Board of Directors from time to time, are eligible to participate in the Plan. In addition, other members of senior management may be eligible to participate in the Plan at the discretion of the Committee (as such term is defined herein).
ARTICLE II.    TERM OF PLAN
2.1     Effective Date. The Plan shall become effective upon adoption by the Board of Directors of the Company subject to the subsequent approval by the stockholders of the Company within one (1) year of adoption by the Board of Directors. If the stockholders do not approve the Plan within one (1) year of adoption, then this Plan shall cease to exist and all options granted hereunder shall become void.
2.2    Expiration. This Plan shall expire October 31, 2010 and no Award shall be granted on or after such expiration date. However, expiration of the Plan shall not affect outstanding unexpired Awards. This Plan shall terminate with respect to options previously granted hereunder upon and subject to the consummation of the Merger (as defined in Section 10.6).
ARTICLE III.    STOCK SUBJECT TO PLAN
3.1    Class of Stock. The stock that shall be subject to award under the Plan shall be the Company’s Class A Common Stock, par value 5¢ per share (the “Stock”).
3.2    Number of Shares. Twelve million (12,000,000) shares of the Stock shall be reserved for issuance with respect to Awards granted under the Plan. The Stock issued under the Plan may be treasury shares purchased on the open market or otherwise, authorized but unissued shares, or reacquired shares.
3.3    Expired, Forfeited or Canceled Options. If any Awards granted under the Plan shall expire, be forfeited, not distributed and/or canceled for any reason without having been exercised or distributed in full, the unexercised shares (in the case of options) or the shares not distributed (in the case of restricted stock) subject thereto shall again be available for the purpose of the Plan.
ARTICLE IV.    ADMINISTRATION
4.1    Committee. The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”) under the terms and conditions and powers set forth herein.
4.2    Action by the Committee. A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held.
If not specified in the Plan, the time at which the Committee must or may take any determination shall be determined by the Committee, and such determination may thereafter by modified by the Committee. Any action, determination, interpretation or other decision by the Committee with respect to the Plan shall be final, conclusive and binding on all persons and entities, including the Company, its affiliates, any eligible employee, any person claiming any rights under the Plan from or through any grantee of an Award under the Plan, and stockholders, except to the extent the Committee may subsequently modify, or take further action not inconsistent with, its prior action.
4.3    Power to Grant Awards. Subject to the express provisions of the Plan, the Committee shall have complete authority, in its sole discretion, to determine the employees to whom, and the time(s) at which, Awards shall be granted, the vesting schedule and the number of shares to be subject to each Award, and such other terms and provisions of the award agreements (which need not be identical). In making such determinations, the Committee may take into account the nature of the services rendered by the respective employee, his or her present and potential contribution to the Company’s success, and such other factors as the Committee in its discretion shall deem relevant. The Committee shall also specifically have the power to change the vesting schedule of any previously granted Award to a vesting schedule which is more favorable to the employee.
4.4    Overall Limitation on the Number of Shares Granted Annually. No one employee can receive Awards exceeding five hundred thousand (500,000) shares of Stock (adjusted as set forth in Article VIII) from the Plan in a single calendar year.
4.5    Other Powers. The express grant of any specific power to the Committee, or the taking of any action of the Committee, shall not be construed as limiting any power or authority of the Committee. Subject to and consistent with the provisions of the Plan, the Committee shall have full power and authority, in its sole discretion, to:

•	Correct any defect or supply any omission or reconcile any inconsistency,

•	Construe and interpret the Plan, the rules and regulations relating to it, or any other instrument entered into or relating to an award under the Plan,

•	Make any determinations, provide any procedures or rules, enter into any agreements necessary to comply with any applicable tax laws, rules and regulations,

•	Make all other determinations, including factual determinations, necessary or advisable for the administration of the Plan.
4.6    Tax Withholding. Distribution of Stock under the Plan may be subject to income tax withholding, and the Company is obligated to collect the tax applicable to such income. The Company may, in its discretion, satisfy that tax obligation by withholding from the shares to be delivered in connection with an award a number of shares having a value equal to the minimum statutory federal and state income tax withholding, if applicable, and payroll taxes. The value of each share to be withheld will be the closing price of the Stock on the date of distribution or exercise as reported by the Wall Street Journal.
ARTICLE V.    GRANT OF AWARDS
5.1    Stock Option Exercise Price. The stock option exercise price shall be the closing price of the Stock on the grant date as reported by the Wall Street Journal.
5.2    Restricted Stock. Restricted stock, including performance-based restricted stock, granted under this Plan shall be acquired by the employee without any monetary consideration subject to the terms and conditions of the Plan. Restricted stock may be granted in tandem with stock options or alone within the discretion of the Committee. Performance-based restricted stock grants are governed by Article VII hereunder.
5.3    Evidence of Awards. Awards granted shall be evidenced by agreements, warrants, and/or other instruments in such form as the Committee shall deem advisable and shall contain such terms, provisions and conditions not inconsistent herewith as may be determined by the Committee.
ARTICLE VI.    TERMS AND CONDITIONS OF STOCK OPTIONS AND RESTRICTED STOCK         AWARDS OTHER THAN PERFORMANCE-BASED RESTRICTED STOCK AWARDS
6.1    Initial Waiting Period. No stock option or restricted stock shall vest until the first anniversary of the grant date, unless one of the events set forth in Section 6.4 occurs.
6.2    Vesting. After the initial waiting period, an employee may exercise a stock option and/or receive distribution of restricted stock to the extent that such awards have vested. Unless otherwise determined by the

Committee, in its sole discretion, stock options and restricted stock awards shall vest ratably over four years commencing on the first anniversary of the grant date.
6.3    Cumulative Rights. The right to exercise any stock option shall be cumulative. That is, an employee may exercise in any given year those unexpired vested stock options he could have exercised in a previous year but did not.
6.4    Accelerated Vesting. Notwithstanding the foregoing, all stock options and restricted stock awards shall immediately vest and become immediately exercisable or distributable for a period of time set forth in Section 6.8 after one of the following events:
a.    Death; or
b.    Total disablement; or
c.    Retirement, if all of the following conditions are met at the time of termination of employment:
(1)    The employee has reached age 59½; and
(2)    The employee was employed at least fifteen (15) consecutive years with the Company and/or any of its subsidiaries; and
(3)    The Committee, in its sole discretion, approves the accelerated vesting to any extent it desires.
6.5    Expiration. No stock option may be exercised after six (6) years from the date the stock option becomes one hundred percent (100%) vested.
6.6    Form of Exercise of Stock Options. Stock options may only be exercised according to the terms and conditions established by the Company and the Committee, consistent with the limits set forth herein, at the time the stock options are granted. Subject to the foregoing terms and conditions, any shares covered by a stock option may be exercised by a notice delivered to the Company or the Company’s agent of intent to exercise the stock option with respect to a specified number of shares of Stock and payment to the Company of the aggregate amount of the stock option exercise price. The payment may be either in cash or in stock of the Company. If stock is used for payment, such stock shall be valued at the closing price of the applicable stock as reported by the Wall Street Journal on the date of exercise.
6.7    Distribution of Restricted Stock. Restricted stock shall be distributed on the vesting dates according to the vesting schedule set at the time of grant.
6.8    Termination of Stock Option or Restricted Stock. Stock option and restricted awards shall terminate and expire at the earliest of:
a.    The expiration date set when such stock option or restricted stock was granted; or
b.    Six (6) years after one of the events set forth in Section 6.4; or
c.    Immediately upon termination of employment with the Company or any of its subsidiaries for any reason     except if employment is terminated by reason of one of the events set forth in Section 6.4.
6.9    Transferability. Stock options and restricted stock awards are not transferable and can only be exercised by or distributed to the employee, or in the case of death to the employee’s personal representative subject to Section 6.8.
ARTICLE VII.    TERMS AND CONDITIONS OF PERFORMANCE SHARES
7.1    Definitions. For purposes of Performance Shares (as defined below), the following definitions shall apply.
a.    “Covered Employee” means any key employee who:
(1)     Is or potentially may become a “Covered Employee” as defined in Code Section 162(m)(3), and

(2)
Is designated, either as an individual employee or class of employees, by the Committee as a “Covered Employee” for purposes of this Plan with respect to an applicable Performance Period, by the earlier of:

(i)    Ninety (90) days after the beginning of the applicable Performance Period, or
(ii)    The date on which twenty-five percent (25%) of the applicable Performance Period has elapsed.

b.	“Fair Market Value” means the closing price of the Stock on the grant date of the Performance Share as reported by the Wall Street Journal.

c.
“Performance-Based Compensation” means compensation under a Performance Share granted under this Article VII that is intended to satisfy the requirements of Code Section 162(m) for qualified performance-based compensation paid to Covered Employees.

d.
“Performance Measures” means measures as described in Section 7.6 on which the performance goals are based and which are approved by the Company’s stockholders pursuant to this Plan in order to qualify Performance Shares as Performance-Based Compensation.

e.
“Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to a Performance Share award. Unless otherwise provided in the award agreement and/or other instruments evidencing the award, the Performance Period shall be a twelve (12) month period beginning on each July 1 and ending the immediately following June 30.

f.
“Performance Share” means a restricted stock award granted under this Article VII and subject to the terms of this Plan, of which the number of shares which vest is determined as a function of the extent to which corresponding performance criteria have been achieved.

7.2    Grant of Performance Shares. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Shares to employees in such number of shares and upon such terms as the Committee shall determine.
7.3    Performance Share Award Agreement. Each Performance Share grant shall be evidenced by an award agreement that shall specify:

a.	the Performance Period;

b.	the Performance Measures;

c.	the number of shares of Stock subject to the Performance Share award; and

d.	such other provisions as the Committee shall determine.
7.4    Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Performance Shares granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that time-based restrictions on vesting follow the attainment of the performance goals, restrictions under applicable laws or under the requirements of any stock exchange or market upon which such shares are listed or traded, or holding requirements or sale restrictions placed on the shares by the Company upon vesting of such Performance Shares.
7.5    Termination of Employment.

a.
General Rule. Except as set forth in Section 7.5(b), unvested Performance Shares shall be cancelled immediately upon the employee’s termination of employment with the Company, its affiliates, and/or its subsidiaries, as the case may be.

b.
Death, Disability and Retirement. Notwithstanding anything to the contrary in this Plan or the respective Performance Share award agreement, the Committee, in its sole discretion, may fully or partially vest an employee in his/her Performance Shares if such employee terminates employment during the last six months of a Performance Period by reason of death, disability or retirement (as defined in Section 6.4(c)); provided, however, if the Committee does fully or partially vest such employee in his/her Performance Shares in such situation, such determination to fully or partially vest shall not be made until the end of the Performance Period and the lapse of any such restrictions on such Performance Shares shall occur at the same time such restrictions lapse for all other employees holding Performance Shares relating to the same Performance Period.

7.6    Performance Measures.

a.
General Rule. The performance goals, upon which the payment or vesting of a Performance Share award to a Covered Employee that is intended to qualify as Performance-Based Compensation, shall be selected by the Committee in its complete and sole discretion but shall be limited to one or more of the following Performance Measures:

(1)	Net earnings or net income (before or after taxes);

(2)	Earnings per share;

(3)	Net sales or revenue growth;

(4)	Net operating profit;

(5)	Return measures (including, but not limited to, return on assets, return on net assets, capital, invested capital, equity, sales, or revenue);

(6)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(7)	EBIT or earnings before or after taxes, interest, depreciation, and/or amortization;

(8)	Gross or operating margins;

(9)	Productivity ratios;

(10)	Share price (including, but not limited to, growth measures and total shareholder return);

(11)	Expense targets;

(12)	Margins;

(13)	Operating efficiency;

(14)	Market share;

(15)	Total shareholder return;

(16)	Customer satisfaction;

(17)	Working capital targets; and

(18)	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

Any Performance Measure(s) may be used to measure the performance of the Company, any subsidiary, and/or any affiliate, as the case may be, as a whole or any business unit of the Company, and subsidiary, and/or any affiliate, as the case may be, or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (10) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Performance Share award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 7.6.

b.
Evaluation of Performance. The Committee may provide in any such Performance Share award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period:

(1)	Asset write-downs;

(2)	Litigation or claim judgments or settlements;

(3)	The effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results;

(4)	Any reorganization and restructuring programs;

(5)
Extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year;

(6)	Acquisitions or divestitures; and

(7)	Foreign exchange gains and losses.

To the extent such inclusions or exclusions affect Performance Share awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

c.
Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Performance Share awards downward, either on a formula or discretionary basis or any combination, as the Committee determines is necessary to reach an equitable result. For Performance Share awards that are not intended to qualify as Performance-Based Compensation, the Committee shall retain the discretion to adjust such Performance Share awards upward or downward, either on a formula or discretionary basis or any combination, as the Committee determines.

d.
Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Performance Share awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in paragraph (a) above.

7.7    Compliance with Code Section 162(m). The Company intends that the Performance Share awards granted to Covered Employees shall satisfy the requirements of the performance-based exception under Code Section 162(m), unless otherwise determined by the Committee when the Performance Share award is granted. Accordingly, the terms of this Plan, including the definition of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. Notwithstanding the foregoing, because the Committee cannot determine with certainty whether a given employee will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee as likely to be a Covered Employee with respect to a fiscal year. If any provision of the Plan or any award agreement designated as intended to satisfy the performance-based exception under Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person sole discretion to increase the amount of compensation otherwise payable in connection with such Performance Share award upon attainment of the applicable performance objectives.

7.8    Transferability. Performance Shares are not transferable until all conditions and restrictions applicable to such Performance Shares under the respective award agreement have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations). In the event of the death of an employee while having unexpired outstanding Performance Shares, the personal representative of the estate of the employee may receive the distribution of vested Performance Shares in accordance with Section 7.5(b).
ARTICLE VIII.    ADJUSTMENT OF NUMBER OF SHARES
8.1    Stock Dividends. In the event that a dividend shall be declared upon the Stock payable in shares of stock of the Company, the number of shares of Stock then subject to any Awards, and the number of shares of Stock reserved for issuance pursuant to the Plan but not yet covered by an Award, shall be adjusted by adding to each such share the number of shares which would be distributable thereon (or any equivalent value of Stock as determined by the Committee in its sole discretion) if such share had been outstanding on the date fixed for determining the stockholders entitled to receive such stock dividend.
8.2    Reorganization. In the event that the outstanding shares of Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company, or of another corporation, whether through reorganization, recapitalization, stock split up, combination of shares, merger or consolidation, then, there shall be substituted for each share of Stock subject to any Award and for each share of Stock reserved for issuance pursuant to the Plan but not yet covered by an Award, the number and kind of shares of stock or other securities into which each outstanding share of Stock shall be so changed or for which each such share of Stock shall be exchanged.
8.3    Other Changes. In the event there shall be any change, other than as specified above in this Article, in the number or kind of outstanding shares of stock of the Company or of any stock or other securities into which such stock shall have been changed or for which it shall have been exchanged, then, if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the number or kind of shares theretofore reserved for issuance pursuant to the Plan but not yet covered by an Award and of the number or kind of shares then subject to any Award, such adjustments shall be made by the Committee and shall be effective and binding for all purposes of the Plan and of each award agreement.
8.4    Adjusted Stock Option Exercise Price. In the case of any substitution or adjustment as provided for in this Article, the stock option exercise price of outstanding stock option grants will be the stock option exercise price for all shares of Stock or other securities which shall have been substituted for such share or to which such share shall have been adjusted pursuant to this Article.
8.5    Fractional Shares. No adjustment or substitutions provided for in this Article shall require the Company to sell a fractional share, and the total substitution or adjustment with respect to each award agreement shall be limited accordingly.
ARTICLE IX.    SECURITIES REGULATION
9.1    Registered Stock. The Company shall not be obligated to sell or issue any shares under any Award unless and until the shares underlying such Award are effectively registered or exempt from registration under the Securities Act of 1933, as amended, and from any other federal or state law governing the sale and issuance of such shares or any securities exchange regulation to which the Company might be subject.
9.2    Unregistered Stock. In the event the shares are not effectively registered, but, can be issued by virtue of an exemption, the Company may issue shares to an employee if the employee represents that he or she is acquiring such shares as an investment and not with a view to, or for sale in connection with, the distribution of any such shares. Shares of Stock thus issued shall bear an appropriate legend reciting such representation.
ARTICLE X.    MISCELLANEOUS
10.1    Rights as a Stockholder. An employee shall have no rights as a stockholder with respect to shares covered by an Award under this plan until the shares underlying an Award are acquired or distributed to the employee pursuant to the terms and conditions of this Plan and the respective award agreement.
10.2    No Contract of Employment. Participation under the Plan shall not be construed as giving an employee a future right of employment with the Company. Employment remains at the will of the Company.
10.3    Governing Law. This Plan and all matters relating to the Plan shall be interpreted and construed under the laws of the State of Illinois.
10.4    Amendment of Plan. The Board of Directors, at its discretion, may amend the Plan at any time, subject to stockholder approval if required by SEC rules or the listing requirements of any national securities exchanges or trading systems on which are listed any of the Company’s equity securities.
10.5    Termination of Plan. The Board of Directors may, at its discretion, terminate the Plan at any time for any reason. Termination of the Plan shall not affect unexpired outstanding options previously granted.
10.6    Certain Change of Control. Reference is made to that certain Agreement and Plan of Merger by and among Molex Incorporated, Koch Industries, Inc. and Koch Connectors, Inc., dated as of September 9, 2013 (the

"Merger Agreement"). Capitalized terms used in this Section 10.6 shall have the meanings ascribed to them in the Merger Agreement, unless the context clearly indicates otherwise. Notwithstanding anything in the Plan to the contrary, immediately prior to the Effective Time, each option granted under the Plan to purchase Stock that is outstanding and unexercised as of the Effective Time (an "Outstanding Option") shall be canceled, and the holder thereof shall be entitled to receive immediately prior to the Effective Time from the Company, in consideration for such cancellation, an amount in cash equal to the product of (i) the number of shares of Stock subject to such Outstanding Option immediately prior to the Effective time; and (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of Stock of such Outstanding Option immediately prior to the Effective Time, less any required withholding and payroll taxes (the "Option Payment"). No holder of an Option granted under the Plan that, as of immediately prior to such cancellation, has an exercise price per share of Stock that is equal to or greater than the Per Share Merger Consideration shall be entitled to any payment with respect to such cancelled Outstanding Option. From and after the Effective Time, each Option granted under the Plan shall no longer be exercisable by the former holder thereof, and shall only entitle such holder to the Option Payment, if any. As soon as practicable following the Closing the Surviving Corporation shall make the Option Payment, if any, due to each holder of a cancelled Outstanding Option by a special payroll payment through the payroll of the Company or of the Parent. This Section 10.6 shall be null and void unless the Merger is consummated as contemplated under the Merger Agreement, as it may be amended.

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